PBF Energy Completes Acquisition of the Torrance Refinery and Related Logistics Assets

•	PBF becomes fourth largest independent refiner

•	155,000 barrel per day high-complexity, coking refinery in PADD 5

•	Attractive MLP assets including ownership interests in several crude gathering and transportation pipelines, product pipelines, products terminals and crude and products storage facilities

PARSIPPANY, NJ– July 1, 2016 – PBF Energy Inc. (NYSE:PBF) announced today that its subsidiary completed its acquisition of the 155,000 barrel-per-day Torrance refinery, and related logistics assets, from ExxonMobil. With the acquisition, PBF increased its total throughput capacity to approximately 900,000 barrels per day and becomes the fourth largest independent refiner in North America. The purchase price for the assets was $537.5 million, plus working capital. PBF financed the transaction with a combination of cash, including proceeds from its $350 million public equity offering in October of 2015, and borrowings under its existing revolving credit facility.

“We welcome Torrance’s professional workforce to the PBF family,” said PBF’s Executive Chairman and Chief Executive Officer Tom Nimbley. “Together, we are committed to the orderly transition of ownership and the safe, reliable, and environmentally responsible operation of the Torrance refinery and logistics assets.”

Nimbley continued, “We are excited to increase our geographic diversity with a complex refinery like Torrance in the dynamic West Coast fuels market. With this acquisition, PBF has increased our throughput capacity by more than 60 percent within the past year, adding significant earnings potential to PBF Energy and future growth opportunities for PBF Logistics.”
The Torrance refinery, located on 750 acres in Torrance, California, is a high-conversion 155,000 barrel per day, delayed-coking refinery with a Nelson Complexity Index of 14.9. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily to the California, Las Vegas and Phoenix area markets.

In addition to the refinery, the transaction includes a number of high-quality logistics assets including a sophisticated network of crude and products pipelines, product distribution terminals and refinery crude and product storage facilities. The most significant of the logistics assets is a 171-mile crude gathering and transportation system which delivers San Joaquin Valley crude oil directly from the field to the refinery. Additionally, included in the transaction are several pipelines that provide access to sources of crude oil including the Ports of Long Beach and Los Angeles, as well as clean product outlets with a direct pipeline supplying jet fuel to the Los Angeles airport. The refinery also has crude and product storage facilities with approximately 8.6 million barrels of shell capacity.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the company’s expectations with respect to the acquisition; the company’s post-acquisition plans, objectives, expectations and intentions with respect to future earnings and operations. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks described above, and the risks disclosed in the company's filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 49.5% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).
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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994